October 23, 2007	EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	Larry H. Putnam	(805) 466-7087
President and Chief Executive Officer

	John C. Hansen	(805) 466-7087
Executive Vice President and Chief Financial Officer

	Santa Lucia Bancorp	(805) 466-7087
www.santaluciabank.com

SANTA LUCIA BANCORP (ATASCADERO, CALIFORNIA)

(OTC Bulletin Board: SLBA.OB)

ANNOUNCES RESULTS FOR THE THIRD QUARTER AND THE NINE MONTHS ENDING
SEPTEMBER 30, 2007

Highlights for the quarter ending September 30, 2007 and for the first nine months of 2007:

•                  Total deposits grew to $221,893,000 as of September 30, 2007 compared to $207,741,000 as of September 30, 2006.  This represents a 6.81% increase.

•                  Earnings for the nine months ending September 30, 2007 were $2,347,495 compared to $2,522,062 for the same period in 2006.

•                  Cash dividends paid to shareholders of record as of September 30, 2007 was increased to $0.25 per share compared to $0.20 per share to shareholders of record as of September 30, 2006.  This represents a 25% increase for the period and 12 ½% for year 2007 compared to 2006.

•                  Net interest income was $9,797,000 for the nine months ending September 30, 2007 compared to $9,948,000 for the same period in 2006.  Net interest income declined 4.85% to $3,297,000 from $3,465,000 for the respective quarters ending September 30, 2007 and 2006.

•                  Fully diluted earnings per share were $1.16 for the nine months ending September 30, 2007 compared to $1.25 per share for the like period in 2006.  For the three months ending September 30, 2007 fully diluted earnings per share were $0.37 compared to $0.46 for the like period in 2006.

•                  Return on Average assets decreased to 1.28% or 10.28% from 1.43% for the nine-month period ending September 30, 2007 and September 30, 2006 respectively.  This compares to 1.22% for the quarter ending September 30, 2007 compared to 1.53% for the quarter ending September 30, 2006.

•                  Credit quality continues to be strong with non-accrual loans standing at $0.00 for the period ending September 30, 2007 compared to $500,000 as of September 30, 2006.  The Allowance for Loan Losses to Total Loans increased to 1.04% as of September 30, 2007 compared to 0.92% as of September 30, 2006.

FINANCIAL PERFORMANCE:

Santa Lucia Bancorp (the “Company”) (OTC Bulletin Board SLBA.OB) is a California corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the “Bank”), a four office bank serving San Luis Obispo and northern Santa Barbara Counties.  In 2006, the Company acquired all of the outstanding stock of the Bank in a holding company formation transaction.

The Company’s earnings were down 6.94%, when you compare the nine month period ending September 30, 2007 to September 30, 2006 at $2,347,000 and $2,522,000 respectively.  Net income for the quarter ending September 30, 2007 declined 17.58% to $755,000, compared to $916,000 for the period ending September 30, 2006.  The decline in the third quarter was due to a $215,000 or 21.6% increase in interest bearing deposit and borrowing expense.  This represents a 7.2% decline in earnings per share on a fully diluted basis, from $1.25 for the nine months ending September 30, 2006 to $1.16 for the period ending September 30, 2007.

The Company’s return on average assets for the nine months ending September 30, 2007, was 1.28% compared to 1.43% as of September 30, 2006.  This represents a 10.28% reduction in return on average assets for the nine months ending September 30, 2007.  Return on average assets was 1.22% for the quarter ending September 30, 2007, compared to 1.53% for the like period in 2006.  Return on average equity was 15.71% for the nine months ending September 30, 2007, compared to 19.79% for a like period in 2006.  Return on average equity for the three months ending September was 14.77%, compared to 20.57% for a like period in 2006.

“We are seeing the results of our ongoing business development efforts in both the loan and deposit areas.  We are confident these efforts will grow the Company and its overall profitability”, said Larry H. Putnam, President and Chief Executive Officer.

OPERATING EFFICIENCY:

The Company’s efficiency ratio was 63.5% as of September 30, 2007, compared to 59.2% as of September 30, 2006.  This was primarily due to the decrease in the bank’s net interest margin, and increase in non-interest expense through these changing economic times.

LOAN GROWTH AND CREDIT QUALITY

Total net loans decreased to $159,103,000 from $171,671,000 or 7.3% from September 30, 2006 to September 30, 2007.  The loan payoffs we experienced during this time were primarily in the real estate segment of our portfolio.  On a linked quarter basis, total net loans actually increased from $158,452,000 as of June 30, 2007, to $159,103,000 as of September 30, 2007.  The Bank has maintained its overall underwriting standards and the credit quality of the Company’s loan portfolio in its year to date operations.  There were no non performing loans as of September 30, 2007, compared to one loan totaling $550,000 as of December 31, 2006, and no non performing loans as of September 30, 2006.  Charge offs to average loans were 0.03% for the nine months ending September 30, 2007, compared to 0.04% for the same period ending September 30, 2006.

DEPOSIT GROWTH

We have seen an increase in deposits for both the last twelve months and for the last quarter ending September 30, 2007.  Total deposits increased to $221,894,000 as of September 30, 2007, compared to $207,741,000 as of September 30, 2006 or 6.81%.  Deposits increased 3.83% or $8,178,000 since June 30, 2007, when total deposits stood at $213,715,000.  We continue to see the mix change in our deposits due to the current interest rate structure, strong competition for deposits, and alternative investment opportunities available to our customers.

NET INTEREST INCOME AND NET INTEREST MARGIN

Net Interest Income decreased to $9,797,000 as of September 30, 2007 compared to $9,948,000 as of September 30, 2006 or 0.30%.  The net interest income for the quarter ending September 30, 2007 was $3,297,000 compared to $3,465,000 for the quarter ending September 30, 2006, a reduction of 4.85%.  The net interest margin for the quarter ending September 30, 2007 was 6.01% compared to 6.52% for the quarter ending September 30, 2006, which represents a 7.82% decrease.  The net interest margin for the nine months ending September 30, 2007 was 6.05% compared to 6.50% for a like period in 2006 and represents a 6.92% decrease.  The decrease in the net interest margin was primarily due to the rate on total interest bearing deposits increasing 42 basis points from 2.72% as of September 30, 2006 to 3.14% as of September 30, 2007 in response to the highly competitive local deposit market.  Interest bearing deposits also increased $13,522,000 or 10.7%.

PROVISON FOR LOAN LOSSES

The Bank did not make any additions to the provision for loan losses in 2007.  The allowance for loan and lease losses as a percentage of total loans increased to 1.04% as of September 30, 2007 compared to 0.92% as of September 30, 2006 for an increase of 13.04%.  Based on an analysis performed by the Bank and its outside loan review firm, both believe that the allowance is adequate as of September 30, 2007.

CAPITAL LEVEL AND RATIOS

Total shareholders equity stands at $20.5 million as of September 30, 2007 compared to $18.0 million as of September 30, 2006.  Total capital to risk weighted assets for the Bank increased to 13.8% as of September 30, 2007 compared to 12.64% as of September 30, 2006.  Tier I Capital to assets ratio increased to 9.65% as of September 30, 2007 from 8.89% as of September 30, 2006.

Effective April 28, 2006, the Company issued a series of Trust Preferred Securities in the amount of $5.0 million.  Of this $5.0 million, the Company contributed $3.0 million to the Bank and retained $2.0 million at the holding company level.  These securities are classified as long-term debt on the balance sheet.

The Bank maintains capital ratios above the Federal Regulatory guidelines for a “well capitalized” bank.  Tier I Capital increased 76 basis points between September 30, 2006 and September 30, 2007 and stands at 9.65%.  Total Capital to Risk weighted assets increased 116 basis points to 13.80% as of September 30, 2007 compared to 12.64% as of September 30, 2006.  As previously stated the Bank is “well capitalized” in all regulatory categories.

THE COMPANY AND ITS BUSINESS STRATEGY:

Santa Lucia Bancorp, headquartered in Atascadero, California is a California corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the Bank).  Santa Lucia Bank has operated in the State of California since August 5, 1985.

The Bank engages in the commercial banking business principally in San Luis Obispo and northern Santa Barbara Counties from its banking offices located at 7480 El Camino Real, Atascadero, California, 1240 Spring Street, Paso Robles, California, 1530 East Grand Avenue, Arroyo Grande, California and 1825 South Broadway, Santa Maria, California.

The Company, through its subsidiary, Santa Lucia Bank, emphasizes personalized quality customer service to small and medium sized businesses in its markets.  The main focus after 20 years of operation is to provide a consistent return to shareholders, quality personalized service to our customers and a challenging and rewarding environment for our employees.  These guiding principals will continue to serve the company well in both the short term and long term.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to, the current fluctuations in the credit market in general, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight over the Company’s or Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis.  Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA).  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.  Santa Lucia Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  This statement is included for the express purpose of protecting Santa Lucia Bancorp under PSLRA’s safe harbor provisions.

SELECTED FINANCIAL INFORMATION

	(in thousands, except share data and ratios) Unaudited			(in thousands, except share data and ratios) Unaudited
	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
	2007	2006	Change	2007	2006	Change
Summary of Operations:
Interest Income	$4,505	$4,458	1.05%	$13,279	$12,436	6.78%
Interest Expense	$1,208	993	21.65%	3,482	2,488	39.95%
Net Interest Income	$3,297	3,465	(4.85)%	9,797	9,948	(1.52)%
Provision for Loan Loss	—	60	(100.00)%	—	180	(100.00)%

Net Interest Income After Provision for Loan Losses	3,297	3,405	(3.17)%	9,797	9,768	0.30%
Noninterest Income	246	247	(0.40)%	792	766	3.39%
Noninterest Expense	2,274	2,126	6.96%	6,721	6,347	5.89%

Income Before Income Taxes	1,269	1,526	(16.84)%	3,868	4,187	(7.62)%
Income Taxes	514	610	(15.74)%	1,521	1,665	(8.65)%

Net Income	$755	$916	(17.58)%	$2,347	$2,522	(6.94)%

Cash Dividends Paid	$484	$385	25.71%	$871	$768	13.41%

Per Share Data:
Earnings Per Share - Basic	$0.39	$0.48	(18.75)%	$1.21	$1.32	(8.33)%
Earnings Per Share - Diluted	$0.37	$0.46	(19.57)%	$1.16	$1.25	(7.20)%
Dividends	$0.25	$0.20	25.00%	$0.45	$0.40	12.50%
Book Value	$10.57	$9.32	13.41%	$10.57	$9.32	13.41%

Common Outstanding Shares:	1,936,773	1,928,097	0.45%	1,936,773	1,928,097	0.45%

Statement of Financial Condition Summary:
Total Assets				$251,767	$236,195	6.59%
Total Deposits				221,894	207,741	6.81%
Total Net Loans				159,103	171,671	(7.32)%
Allowance for Loan Losses				1,682	1,599	5.19%
Total Shareholders’ Equity				20,481	17,977	13.93%

Selected Ratios:
Return on Average Assets	1.22%	1.53%	(20.24)%	1.28%	1.43%	(10.28)%
Return on Average Equity	14.77%	20.57%	(28.20)%	15.71%	19.79%	(20.60)%
Net interest margin	6.01%	6.52%	(7.82)%	6.05%	6.50%	(6.92)%
Average Loans as a Percentage of Average Deposits	73.22%	81.91%	(10.62)%	75.10%	78.97%	(4.90)%
Allowance for Loan Losses to Total Loans	1.04%	0.92%	13.04%	1.04%	0.92%	13.04%
Tier I Capital to Average Assets - “Bank Only”				9.65%	8.89%	8.55%
Tier I Capital to Risk-Weighted Assets — “Bank Only”				12.28%	10.97%	11.94%
Total Capital to Risk-Weighted Assets - “Bank Only”				13.80%	12.64%	9.18%